Exhibit 10.2

David M. Duckworth 2012 Long-Term Incentive Plan

The Board of Directors of Acadia Healthcare Company, Inc. (the “Company”) approved a 2012 Long-Term Incentive Plan providing for equity awards in the form of stock options, restricted stock and restricted stock units (“RSUs”) to David M. Duckworth for the 2012 fiscal year. Mr. Duckworth received the following equity grants effective August 2, 2012:

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30,355 options to purchase common stock. The time vesting stock options are exercisable at $16.60 per share, the closing price of the Company’s common stock on the date of grant, have a term of 10 years and vest 25% per year on the four successive anniversary dates of the date of grant.

•	9,643 shares of time vesting restricted stock. The time vesting restricted stock vests 25% per year on the four successive anniversary dates of the date of grant.

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9,643 performance vesting RSUs. The performance vesting RSUs vest in three annual installments on the date that the Compensation Committee (or the Board) certifies the achievement of specified performance targets related to the Company’s adjusted earnings per share (“EPS”) for 2012, 2013 and 2014, respectively. The exact number of RSUs that will vest ranges from 0 to 200% of the target number of shares (9,643) in accordance with a formula based on the Company’s EPS. None of the performance vesting RSUs will vest for performance below specified threshold levels. Following the end of each fiscal year, the Compensation Committee (or the Board) will determine whether and the extent to which the EPS targets were met and the RSUs will vest as described above or be forfeited.

Mr. Duckworth must be actively employed by the Company at the time that awards vest in order for the awards to vest.